Exhibit 10.1
[Redacted]

LICENSE AGREEMENT

BETWEEN

TECHNOLOGY INNOVATIONS, LLC

AND

NATURALNANO, INC.

EFFECTIVE AS OF APRIL 27, 2005

Attachment 1 Intellectual Property List

This License Agreement (“AGREEMENT”) is made by and between Technology Innovations, LLC (“LICENSOR”), having a place of business at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586 and NaturalNano, Inc. (“LICENSEE”), having a place of business at 150 Lucius Gordon Drive, Suite 124, West Henrietta, New York 14586.

This AGREEMENT is effective as of April 27, 2005 (“EFFECTIVE DATE”).

RECITALS

WHEREAS, LICENSOR owns and is proprietor of certain intellectual property listed in Attachment 1 relating to applications of halloysite processes, structures and compositions; and

WHEREAS, LICENSEE desires to secure an exclusive, field of use limited license to make, use and sell the intellectual property described in Attachment 1 hereto.

NOW, THEREFORE, in consideration of the premises and of the promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1    AFFILIATE means, when used with reference to LICENSEE, any ENTITY directly or indirectly controlling, controlled by or under common control with LICENSEE. For purposes of this AGREEMENT, “control” means the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an ENTITY, or the right to receive over fifty percent (50%) of the profits or earnings of an ENTITY, or the right to control the policy decisions of an ENTITY.

1.2    BANKRUPTCY EVENT means the ENTITY in question becomes insolvent, or voluntary or involuntary proceedings by or against such ENTITY are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such ENTITY, or proceedings are instituted by or against such ENTITY for corporate reorganization or the dissolution of such ENTITY, which proceedings, if voluntary, shall not have been dismissed within sixty (60) days after the date of filing, or such ENTITY makes an assignment for the benefit of creditors, or substantially all of the assets of such ENTITY are seized or attached and not released within sixty (60) days thereafter.

1.3    CALENDAR QUARTER means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.4    CALENDAR YEAR means a period of twelve (12) months beginning on January 1 and ending on December 31.

1.5    CONFIDENTIAL INFORMATION means and includes all technical information, inventions, trade secrets, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, identified as confidential or proprietary at the time it is delivered or communicated to LICENSEE.

1.6    ENTITY means a corporation, an association, a joint venture, a partnership, a trust, a business, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.7    FIELD OR FIELD OF USE means non-medical uses of halloysite microtubule processes, structures, compositions and applications; [ … ]

1.8    LICENSEE shall include LICENSEE and its AFFILIATES.

1.9    NET SALES means the cash consideration or FAIR MARKET VALUE attributable to the SALE of any LICENSED PRODUCT(S), less qualifying costs directly attributable to such SALE and actually identified on the invoice and borne by LICENSEE or its sublicensee.

1.9.1   Such qualifying costs shall be limited to the following:

1.9.1.1    Discounts, in amounts customary in the trade, for quantity purchases, prompt payments and for wholesalers and distributors.

1.9.1.2    Credits or refunds, not exceeding the original invoice amount, for claims or returns.

1.9.1.3    Prepaid transportation insurance premiums.

1.9.1.4    Prepaid outbound transportation expenses.

1.9.1.5    Sales and use taxes imposed by a governmental agency.

1.10    LICENSED PRODUCT(S) means product(s) which in the absence of this AGREEMENT would infringe at least one claim of PATENT RIGHTS or product(s) made, at least in part, using LICENSOR’S TECHNICAL INFORMATION.

1.11    PATENTED PRODUCT(S) means product(s) which are made, made for, used or sold, which manufacture, use or sale is covered by any claim of the LICENSOR’S PATENT RIGHTS in any country.

1.12    PATENT RIGHTS means those United States patent applications listed in Attachment 1 hereto, and foreign counterparts including continuation, continuation-in-part, divisional and re-issue applications thereof, together with any and all patents issuing thereupon.

1.13    TECHNICAL INFORMATION means research and development information, unpatented inventions, know-how, trade secrets, and technical data in the possession of LICENSOR on the EFFECTIVE DATE of this AGREEMENT which is needed to produce LICENSED PRODUCT(S).

1.14    SALE means any bona fide transaction for which consideration is received for the sale, use, lease, transfer or other disposition of LICENSED PRODUCT(S). A SALE of LICENSED PRODUCT(S) shall be deemed completed at the time LICENSEE or its sublicensee receives payment for such LICENSED PRODUCT(S).

ARTICLE 2 - LICENSE GRANT

2.1    LICENSOR grants to LICENSEE for the term of this AGREEMENT an exclusive, world-wide right and license, with the right to grant sublicenses, to make, have made, use and sell LICENSED PRODUCT(S) in the FIELD OF USE. No other rights or licenses are granted hereunder.

2.2    The right to sublicense conferred upon LICENSEE under this AGREEMENT is subject to the following conditions:

2.2.1    In each such sublicense, the sublicensee shall be prohibited from further sublicensing and shall be subject to the terms and conditions of the license granted to LICENSEE under this AGREEMENT.

2.2.2    LICENSEE shall forward to LICENSOR, within thirty (30) days of execution, a complete and accurate copy written in the English language of each sublicense granted hereunder. LICENSOR’S receipt of such sublicense shall not constitute an approval of such sublicense or a waiver of any of LICENSOR’S rights or LICENSEE’S obligations hereunder.

2.2.3    If LICENSEE becomes subject to a BANKRUPTCY EVENT, all payments then or thereafter due and owing to LICENSEE from its sublicensees shall upon notice from LICENSOR to any such sublicensee become payable directly to LICENSOR for the account of LICENSEE; provided however, that LICENSOR shall remit to LICENSEE the amount by which such payments exceed the amounts owed by LICENSEE to LICENSOR.

2.2.4    Notwithstanding any such sublicense, LICENSEE shall remain primarily liable to LICENSOR for all of the LICENSEE’S duties and obligations contained in this AGREEMENT, and any act or omission of a sublicensee which would be a breach of this AGREEMENT if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this AGREEMENT.

ARTICLE 3 - ROYALTIES

3.1    ROYALTIES

3.1.1    In consideration of the license granted herein, LICENSEE shall pay to LICENSOR a royalty of [ … ] percent ([ … ] %) of the NET SALES of LICENSED PRODUCT(S) made, made for, used or sold by LICENSEE and any sublicensees.

3.1.2    LICENSEE shall promptly pay to LICENSOR [ … ] percent ([ … ] %) of any sublicense initiation fee or other such consideration, including, but not limited to, license fees, royalties and minimum royalties paid by each sublicensee of this AGREEMENT.

3.1.3    In the event that more than one royalty or payment is applicable to LICENSED PRODUCT(S), the royalty rate provided for in 3.1.1. or sublicensing fee or consideration due under 3.1.2 shall be prorated. For example, in the event two royalties or fees/payments are applicable, the royalty rate and payment percentage shall be reduced by one half, i.e. [ … ] % and [ … ] %, respectively. In the event that three royalties or payments would be applicable, the royalty rate and payment percentage shall be reduced by two thirds, i.e. [ … ] % and [ … ] %, respectively.

3.2    MILESTONES AND MAINTENANCE FEES

3.2.1    LICENSEE shall use its best efforts to develop for commercial use and to market LICENSED PRODUCT(S) as soon as practical, consistent with sound and reasonable business practices.

3.2.2    LICENSEE shall provide LICENSOR on each June 1 and December 1 with written reports, setting forth in such detail as LICENSOR may reasonably request, the progress of the development, evaluation, testing and commercialization of the LICENSED PRODUCT(S). LICENSEE shall also notify LICENSOR within thirty (30) days of the first commercial sale of any LICENSED PRODUCT(S).

3.2.3    LICENSEE shall pay to LICENSOR a nonrefundable minimum quarterly royalty fee of [ … ] dollars ($[ … ]) commencing in the CALENDAR QUARTER that the first patent under PATENT RIGHTS issues. A minimum royalty payment paid hereunder shall serve as an advanced payment against royalties due under Section 3.1 herein during the period for which such minimum royalty payment was paid.

3.3    REPORTS AND RECORDS

3.3.1    LICENSEE shall deliver to LICENSOR within forty-five (45) days after the end of each CALENDAR QUARTER a report, certified by the chief financial officer of LICENSEE setting forth in reasonable detail the calculation of the royalties due to LICENSOR for such CALENDAR QUARTER, including, without limitation:

3.3.1.1    Number of LICENSED PRODUCT(S) involved in SALES, listed by country.

3.3.1.2    Gross consideration for SALES of LICENSED PRODUCT(S), including all amounts invoiced, billed, or received.

3.3.1.3    Qualifying costs, as defined in Section 1.13, listed by category of cost.

3.3.1.4    NET SALES of LICENSED PRODUCT(S) listed by country.

3.3.1.5    Royalties owed to LICENSOR, listed by category, including without limitation earned, sublicense derived, and minimum royalty categories.

3.3.1.6    Earned royalty amounts credited against minimum royalty payments.

3.3.2    Payments under Sections 3.1 and 3.2 hereof shall be paid within forty-five (45) days following the last day of the CALENDAR QUARTER in which the royalties or payments accrue and shall accompany the report of Section 3.3.1.

3.3.3    LICENSEE will maintain and cause its sublicensees to maintain, complete and accurate books and records which enable the royalties payable hereunder to be verified. The records for each CALENDAR QUARTER shall be maintained for three years after the submission of each report under Article 3 hereof. Upon reasonable prior notice to LICENSEE, LICENSOR and its accountants shall have access to all books and records relating to the SALES of LICENSED PRODUCT(S) by LICENSEE and its sublicensees to conduct a review or audit thereof. Such access shall be available not more than once each CALENDAR YEAR, during normal business hours, and for each of three years after the expiration or termination of this AGREEMENT. If LICENSOR determines that LICENSEE has underpaid royalties by 5% or more, LICENSEE will pay the costs and expenses of LICENSOR and its accountants in connection with their review or audit.

3.4    CURRENCY, PLACE OF PAYMENT, INTEREST

3.4.1    All dollar amounts referred to in this AGREEMENT are expressed in United States dollars. All payments to LICENSOR under this AGREEMENT shall be made in United States dollars by check payable to “Technology Innovations, LLC”.

3.4.2    If LICENSEE receives revenues from SALES of LICENSED PRODUCT(S) in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable CALENDAR QUARTER.

3.4.3    Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).

ARTICLE 4 - CONFIDENTIALITY

4.1    LICENSEE agrees to maintain in confidence and not to disclose to any third party any CONFIDENTIAL INFORMATION of LICENSOR received pursuant to this AGREEMENT. LICENSEE agrees to ensure that its employees have access to CONFIDENTIAL INFORMATION only on a need-to-know basis and are obligated in writing to abide by LICENSEE’S obligations hereunder. The foregoing obligation shall not apply to:

4.1.1    information that is known to LICENSEE or independently developed by LICENSEE prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to LICENSOR upon receipt of the CONFIDENTIAL INFORMATION;

4.1.2    information disclosed to LICENSEE by a third party that has a right to make such disclosure;

4.1.3    information that becomes patented, published or otherwise part of the public domain as a result of acts by LICENSOR or a third person obtaining such information as a matter of right; or

4.1.4    information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that LICENSEE shall use its best efforts to obtain confidential treatment of such information by the agency or court.

ARTICLE 5 - TERM AND TERMINATION

5.1    This AGREEMENT, unless sooner terminated as provided herein, shall terminate upon the expiration of the last to expire or become abandoned of the PATENT RIGHTS.

5.2    LICENSEE may, at its option, terminate this AGREEMENT at any time by doing all of the following:

5.2.1    by ceasing to make, have made, use and sell all LICENSED PRODUCT(S); and

5.2.2    by terminating all sublicenses, and causing all sublicensees to cease making, having made, using and selling all LICENSED PRODUCT(S); and

5.2.3    by giving sixty (60) days’ notice to LICENSOR of such cessation and of LICENSEE’S intent to terminate; and

5.2.4    by tendering payment of all accrued royalties.

5.3    LICENSOR may terminate this AGREEMENT if any of the following occur:

5.3.1    LICENSEE becomes more than sixty (60) days in arrears in payment of royalties or expenses due pursuant to this AGREEMENT and LICENSEE does not provide full payment immediately upon demand; or

5.3.2    LICENSEE becomes subject to a BANKRUPTCY EVENT; or

5.3.3    LICENSEE breaches this AGREEMENT and does not cure such breach within sixty (60) days written notice thereof.

5.4    LICENSOR may also terminate this AGREEMENT if:

5.4.1    five (5) years have elapsed from the EFFECTIVE DATE of this AGREEMENT; and

5.4.2    LICENSEE has not made a SALE of a LICENSED PRODUCT(S) or has no sublicensees doing so; and

5.4.3    LICENSOR has given LICENSEE sixty (60) days notice of intent to terminate.

5.5    If LICENSEE becomes subject to a BANKRUPTCY EVENT, all duties of LICENSOR and all rights (but not duties) of LICENSEE under this AGREEMENT shall immediately terminate without the necessity of any action being taken either by LICENSOR or by LICENSEE. To secure the complete and timely payment and satisfaction of all LICENSEE’S royalty obligations under this AGREEMENT, LICENSEE hereby grants to LICENSOR a security interest, effective immediately, in LICENSEE’S entire right, title and interest in and to this AGREEMENT and to all inventories of LICENSED PRODUCT(S) now or hereafter owned by LICENSEE. In addition to any rights or remedies provided for under this AGREEMENT, LICENSOR shall have all of the rights and remedies of a secured party under the Uniform Commercial Code. Upon the request and at the sole expense of LICENSOR, LICENSEE shall execute any and all instruments or documents as shall be reasonably necessary to evidence and perfect such security interest in any jurisdiction.

5.6    Upon termination of this AGREEMENT, LICENSEE shall, at LICENSOR’S request, return to LICENSOR all CONFIDENTIAL INFORMATION fixed in any tangible medium of expression as well as any data generated by LICENSEE during the term of this AGREEMENT which will facilitate the development of the technology licensed hereunder.

5.7    LICENSEE’S obligation to pay royalties accrued under Article 3 hereof shall survive termination of this AGREEMENT. In addition, the provisions of Articles 4, 5, 8, 9 and 10 shall survive such termination.

ARTICLE 6 - PATENT MAINTENANCE

6.1    LICENSOR shall control and diligently prosecute and maintain PATENT RIGHTS. All costs associated with the prosecution and maintenance of the PATENT RIGHTS shall be paid by the LICENSEE.

6.2    LICENSEE and its sublicensees shall comply with all United States and foreign laws with respect to patent marking of LICENSED PRODUCT(S).

ARTICLE 7 - INFRINGEMENT AND LITIGATION

7.1    LICENSOR and LICENSEE are responsible for notifying each other promptly of any infringement of PATENT RIGHTS which may come to their attention. The parties shall consult one another in a timely manner concerning any appropriate response thereto.

7.2    In any action to enforce any of the PATENT RIGHTS, either party, at the request and expense of the other party, shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

ARTICLE 8 - DISCLAIMER OF WARRANTY; INDEMNIFICATION

8.1    THE PATENT RIGHTS, TECHNICAL INFORMATION, LICENSED PRODUCT(S) AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS AND NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARE MADE WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, NO REPRESENTATIONS OR WARRANTIES ARE MADE (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE PATENT RIGHTS, TECHNICAL INFORMATION, LICENSED PRODUCT(S) AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. LICENSOR SHALL NOT BE LIABLE TO LICENSEE, LICENSEE’S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM THE USE OF THE PATENT RIGHTS, TECHNICAL INFORMATION, LICENSED PRODUCT(S) AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCT(S); OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

8.2 LICENSEE will defend, indemnify and hold harmless LICENSOR, its trustees, officers, agents and employees (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney’s fees) (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of: (a) the development, use, manufacture, promotion, sale or other disposition, of any TECHNICAL INFORMATION, PATENT RIGHTS or LICENSED PRODUCT(S) by LICENSEE, its assignees, sublicensees, vendors or other third parties; (b) breach by LICENSEE of any covenant or agreement contained in this AGREEMENT; and (c) the enforcement by an Indemnified Party of its rights under this Section. Without limiting the foregoing, LICENSEE will defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

8.2.1    any product liability or other claim of any kind related to the use by a third party of a LICENSED PRODUCT(S) that was manufactured, sold or otherwise disposed by LICENSEE, its assignees, sublicensees, vendors or other third parties;

8.2.2    a claim by a third party that the TECHNICAL INFORMATION or PATENT RIGHTS or the design, composition, manufacture, use, sale or other disposition of any LICENSED PRODUCT(S) infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party; and

8.3    The Indemnified Party shall promptly notify LICENSEE of any claim or action giving rise to Liabilities subject to the provisions of the foregoing Section. LICENSEE shall have the right to defend any such claim or action, at its cost and expense. LICENSEE shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on LICENSOR or grants any rights to the TECHNICAL INFORMATION, PATENT RIGHTS or PATENTED PRODUCT(S) without LICENSOR’S prior written consent. If LICENSEE fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, LICENSOR may assume the defense of such claim or action for the account and at the risk of LICENSEE, and any Liabilities related thereto shall be conclusively deemed a liability of LICENSEE. LICENSEE shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred. The indemnification rights of LICENSOR or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

8.4    INSURANCE

8.4.1    LICENSEE shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of [ … ] dollars ($[ … ]) combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of LICENSEE’S performance of this AGREEMENT.

8.4.2    The policy or policies of insurance specified herein shall be issued by an insurance carrier with an A.M. Best rating of “A” or better and shall name LICENSOR as an additional insured with respect to LICENSEE’S performance of this AGREEMENT. LICENSEE shall provide LICENSOR with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that LICENSEE’S insurance carrier(s) notify LICENSOR in writing at least 30 days prior to cancellation or material change in coverage.

8.4.3    LICENSOR shall periodically review the adequacy of the minimum limits of liability specified herein. Further, LICENSOR reserves the right to require LICENSEE to adjust such coverage limits accordingly. The specified minimum insurance amounts shall not constitute a limitation on LICENSEE’S obligation to indemnify LICENSOR under this AGREEMENT.

ARTICLE 9 - USE OF LICENSOR’S NAME; INDEPENDENT CONTRACTOR

9.1    LICENSEE and its employees and agents shall not use and LICENSEE shall not permit its sublicensees to use LICENSOR’S name, any adaptation thereof, any LICENSOR logotype, trademark, service mark or slogan or the name mark or logotype of any LICENSOR representative or organization in any way without the prior, written consent of LICENSOR.

9.2    Nothing herein shall be deemed to establish a relationship of principal and agent between LICENSOR and LICENSEE, nor any of their agents or employees for any purpose whatsoever. This AGREEMENT shall not be construed as constituting LICENSOR and LICENSEE as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

ARTICLE 10 - ADDITIONAL PROVISIONS

10.1    LICENSEE shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sale, use, import or export of product(s). Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties obligations hereunder are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license is not required nor that, if required, it will issue.

10.2    This AGREEMENT and the rights and duties appertaining thereto may not be assigned by LICENSEE without first obtaining the express written consent of LICENSOR. Any such purported assignment, without the written consent of LICENSOR, shall be null and of no effect.

10.3    Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the date dispatched if sent by public overnight courier (e.g., Federal Express) and addressed as follows:

If for LICENSOR:

Technology Innovations, LLC
150 Lucius Gordon Drive, Suite 215
West Henrietta, New York 14586
Attn: Michael L. Weiner, Chief Executive Officer

If for LICENSEE:

NaturalNano, Inc.
150 Lucius Gordon Drive, Suite 124
West Henrietta, New York 14586
Attn: Michael Riedlinger, President

Either party may change its official address upon written notice to the other party.

10.4    This AGREEMENT shall be construed and governed in accordance with the laws of the State of New York, without giving effect to conflict of law provisions.

10.5    Any modification of this AGREEMENT shall be in writing and signed by an authorized representative of each party.

10.6    In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties shall, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the State of New York with respect to any and all disputes concerning the subject of this AGREEMENT.

10.7    A waiver by either party of a breach or violation of any provision of this AGREEMENT will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this AGREEMENT.

10.8    Any of the provisions of this AGREEMENT which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this AGREEMENT in any other jurisdiction.

10.9    The headings and captions used in this AGREEMENT are for convenience of reference only and shall not affect its construction or interpretation.

10.10    Nothing in this AGREEMENT, express or implied, is intended to confer on any person, other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

IN WITNESS WHEREOF the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly authorized representatives.

LICENSOR:

TECHNOLOGY INNOVATIONS, LLC

By:______________________________________________
Michael L. Weiner, CEO

LICENSEE:

NATURALNANO, INC.

By:______________________________________________
Michael Riedlinger, President

ATTACHMENT 1

Intellectual Property List

Technology to be licensed to NaturalNano, Inc. from Technology Innovations, LLC

1.	Provisional Patent application [ … ] and any subsequent patents including continuations-in-part, titled: “[ … ]” filing date: October 7, 2004.

2.	Continuation-in-part of Provisional Patent application [ … ] known also as [ … ] and now referred to as [ … ] and titled: “[ … ]” with filing date of: April 4, 2005.

3.	PCT known as [ … ] titled: “[ … ]” with filing date of April 5, 2005.

4.	Patent application known as [ … ] with deposit date of January 25, 2005 titled: “[ … ]”